Exhibit 10.17

RESEARCH AND DEVELOPMENT AGREEMENT & LICENSE

This is a RESEARCH AND DEVELOPMENT AGREEMENT and LICENSE dated as of November 30, 2010 (as modified, amended or restated from time-to-time, the “Agreement”) by and among: KOLU POHAKU TECHNOLOGIES, LLC, a Delaware limited liability company, with its principal place of business and mailing address at 73-4460 Queen Kaahumanu Highway, #121, Kailua-Kona, Hawaii, 96740 (together with its successors and assigns, “Kolu Pohaku”); KOLU POHAKU MANAGEMENT, LLC, a Delaware limited liability company, with its principal place of business and mailing address at 236 Third Street, Baton Rouge, Louisiana 70801 (together with its successors and assigns, “KPM”); and RITTER PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business and mailing address at 1880 Century Park East, No. 1100, Los Angeles, California 90067 (together with its successors and assigns, “Researcher”). Kolu Pohaku, KPM and Researcher are referred to collectively as the “Parties” and individually as a “Party” to this Agreement. In consideration of their mutual promises and with the intention to be legally bound, the Parties hereby agree as follows:

1.          Background.

1.1           Researcher is not a Qualified High Technology Business (“QHTB”) within the meaning of Hawaii Revised Statutes (“HRS”) section 235-110.9(e). However, Researcher has the experience and ability to engage in “Qualified Research” as that term is defined in HRS section 235-7.3(c). Specifically, Researcher is a development stage pharmaceutical company with a Phase II drug candidate for the treatment of lactose intolerance, RP-G28, preparing to conduct Phase II clinical trials involving RP-G28 (the “Research Project”). Researcher has not commercialized the results of its Research Project.

1.2           It is a condition of this Agreement that the portion of the Research Project conducted in Hawaii shall constitute “Qualified Research” as that term is defined in HRS section 235-7.3(c), and Researcher agrees that for each calendar year during which this Agreement is in effect, through December 31, 2014 (each such calendar year “Project Year” and, together, the “Project Years”), it will continue to engage in the Research Project, including enhancements or expansions of that project, and that, with respect to the KP Research (as defined below), such research shall constitute Qualified Research. In order to verify compliance with this requirement, Researcher will provide the information for and fully cooperate with the preparation of a report (the “Agreed Upon Procedures Report”) to be prepared for each Project Year at Kolu Pohaku’s expense by an independent accountant designated by Kolu Pohaku. The Agreed Upon Procedures Report shall confirm that with respect to the KP Research (as defined below), such research shall constitute Qualified Research. Researcher will provide Kolu Pohaku with a certificate of the Chief Financial Officer certifying that the financial information provided by Researcher for preparation of each such Agreed Upon Procedures Report is true and correct in all material respects, and will provide to Kolu Pohaku an annual financial statement for Researcher for each such year that fully and fairly presents the financial condition of the Researcher, not later than March 15 of each immediately subsequent year.

1.3           Kolu Pohaku desires to engage Researcher to perform certain research and development activities in Hawaii (the “KP Research”) consistent with the Research Project in exchange for Kolu Pohaku’s payment of a research and development fee to Researcher. The description of and five year budget for the KP Research on behalf of and for the benefit of Kolu Pohaku is detailed in Exhibit A (the “Budget”). The KP Research and this Agreement is for the initial phase of research including the conduct of Phase II clinical trials for the drug candidate RP-G28 in Hawaii. Subsequent phases of research may be performed by Researcher for Kolu Pohaku depending on the results of this initial stage. In exchange for the irrevocable, perpetual, exclusive, worldwide right and license to the results of the KP Research as they are generated hereunder, which Kolu Pohaku grants below and Researcher hereby accepts (the “License”), Researcher will pay to Kolu Pohaku a royalty fee based on the results of the KP Research, as described in Section 9. The foregoing License includes, without limitation, Researcher’s right to sublicense the KP Research and to make, have made, use, sell, offer for sale and import products based, in whole or in part, on the KP Research. To the extent permitted by applicable law, improvements to any such products shall be owned exclusively by licensee. If this provision for improvements is not legal or practicable, Kolu Pohaku agrees to, and hereby does, assign, license (on an irrevocable, worldwide perpetual, royalty-free, exclusive basis) or take such other actions as may be necessary in order to secure Researcher’s interest in any improvements hereunder. It is a condition of this Agreement that the KP Research shall constitute “Qualified Research” as that term in defined in HRS section 235-7.3(c), and shall be performed exclusively by or for the Researcher and exclusively in the State of Hawaii. Researcher acknowledges that Kolu Pohaku intends that (i) the KP Research will constitute “Qualified Research” as that term is defined in HRS section 235-7.3(c), (ii) Kolu Pohaku will maintain its status as a QHTB from 2010 through December 31, 2014, by continuing to satisfy the Activity Test for each such year, and (iii) Kolu Pohaku will verify its status as a QHTB in part, in reliance upon the Agreed Upon Procedures Reports provided for in Section 1.1, above.

2.          Certain Definitions.

2.1           “Activity Test” means more than 50% of its total business activities are Qualified Research and more than 75% of the Qualified Research is conducted in Hawaii pursuant to HRS 235-10.9.

2.2           “Agreement” means this Research and Development Agreement & License as described in introduction to the Agreement, and any exhibits hereto.

2.3           “Confidential Information” includes scientific, business, or financial information pertaining to the KP Research and/or the Research Project that is designated as confidential by Provider (defined below). Confidential Information does not include information that: (i) is in the public domain other than as a result of a disclosure by Recipient (defined below) or any of Recipient’s representatives in violation of this Agreement; (ii) was in the possession of Recipient before disclosure by the Provider; (iii) is acquired by Recipient from a third party having no obligation of confidentiality to Provider; (iv) is hereafter independently developed by Recipient, without reference to Confidential Information received from Provider; or (v) Provider expressly authorizes Recipient to disclose.

2.4           “HRS” means Hawaii Revised Statutes.

2.5           “Investment” means investment as described in HRS section 235-1.

2.6           “Invention” means any invention or discovery that is or may be patentable or protectable under applicable laws.

2.7           “Kolu Pohaku” means Kolu Pohaku Technologies, LLC as described in introduction to the Agreement.

2.8           “KP Research” means that portion of the Research Project funded by the R&D Fees paid by Kolu Pohaku to Researcher as described in Section 1.3 and Exhibit A hereto.

2.9           “Material Market Event” means an event described in Section 9.3 herein.

2.10         “Party” means “Party” or “Parties” as described in introduction to the Agreement.

2.11         “Provider” means the Party that provides Confidential Information to the other Party under this Agreement.

2.12         “QHTB” means Qualified High Technology Business as described in HRS section 235-110.9.

2.13         “QHTB Credits” means the High Technology Business Investment Tax credits as described in HRS section 235-110.9.

2.14         “Qualified Research” means qualified research as that term is defined in HRS section 235-7.3.

2.15         “R&D Fee” means the installment payments by Kolu Pohaku described in Section 7.

2.16         “Recipient” means the Party that receives Confidential Information from the other Party under this Agreement.

2.17         “Researcher” means Ritter Pharmaceuticals, Inc. as described in introduction to the Agreement.

2.18         “Research Project” means the portion of the Researcher’s overall and ongoing research project described in Section 1.1 above, performed for and on its own behalf.

2.19         “Royalty Payments” means the quarterly royalty payments by Researcher to Kolu Pohaku described in Section 9 herein.

2.20         “State” shall mean the State of Hawaii.

2.21         “Term” means term of this agreement as described in Section 4.

3.          Engagement. Kolu Pohaku hereby engages Researcher to perform the KP Research in connection with and in addition to Researcher’s ongoing Research Project activities. The KP Research shall be performed in Hawaii from the effective date set forth above through December 31, 2014, provided that this Agreement remains in effect. Nothing in this Agreement shall be construed to limit the freedom of either Party from engaging in similar research with other parties, providing the research does not create a conflict with the Parties’ obligations under this Agreement. Researcher shall begin the Research Project in 2010 and perform the portion of the KP Research in 2010 more specifically described in Exhibit A. In each of the four subsequent years, provided that this Agreement remains in effect, Researcher shall perform a portion of the KP Research. During the term of this Agreement, Researcher shall not accept any other research and development funding pursuant to any transaction in Hawaii without the prior written consent of Kolu Pohaku granted in the exercise of its sole discretion.

4.          Term. The term of this Agreement shall be from the effective date first set forth above through December 31, 2035, unless sooner terminated in accordance herewith (the “Term”).

5.          Development. Researcher shall use Hawaii facilities, personnel and expertise to conduct the KP Research. From time to time, Researcher shall provide Kolu Pohaku with written updates of the results of its research and development efforts, but at least once every calendar quarter, so that Kolu Pohaku can evaluate the progress being made by Researcher. Any material change to the timing, activities or budget for the KP Research more fully described in Exhibit A, must be approved in writing in advance by Kolu Pohaku, which approval shall not be withheld to the extent such change constitutes Qualified Research and complies with the minimum annual expenditures set forth in Exhibit B, provided further that if the Parties do not agree that the change constitutes Qualified Research, Researcher may elect, at its cost, to provide Support (as defined below) and, upon providing such Support, the requested change shall be approved. “Support” shall mean a ruling from the Hawaii Department of Taxation or an opinion from a Hawaii law firm or accounting firm (with a practice that includes transactions based on HRS section 235-100.9) that the change should qualify as Qualified Research.

6.          Control. Researcher shall have sole and exclusive control over the manner in which Researcher and its employees and contractors perform the KP Research, and Researcher shall engage and employ such persons as it deems necessary in connection therewith, it being understood and agreed that such person(s) shall be considered to be solely the employees and contractors of Researcher. Researcher shall at all times remain primarily responsible for the satisfactory performance of all work and services and may not transfer or assign such responsibility without the prior written consent of Kolu Pohaku. Researcher acknowledges and agrees that Researcher is an independent contractor. Researcher acknowledges and agrees that neither Researcher nor any of its employees are employees, partners or agents of Kolu Pohaku for any purpose including but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, Hawaii’s Income tax laws relating to income tax withholding at the source of income, the Hawaii Workers Compensation Code, the Hawaii Prepaid Healthcare Act, and the Hawaii Temporary Disability Insurance Act.

7.          R&D Fee. Kolu Pohaku shall pay to the Researcher Seven Hundred and Fifty Thousand Dollars ($750,000.00) as the research and development fee (“R&D Fee”) for performing the KP Research in 2010 through 2014. Two Hundred Fifty Thousand Dollars ($250,000.00) of the R&D Fee shall be payable upon signing of the Agreement (the “2010 R&D Fee Installment”) and Five Hundred Thousand Dollars ($500,000.00) shall be paid no later than January 10, 2011, provided that the conditions set forth in Section 8 have been satisfied (the “2011 R&D Fee

Installment”). Researcher agrees that the R&D Fee will be disbursed to Researcher in amounts corresponding to, and within five (5) business days of the receipt of, each request for a disbursement from Researcher unless Kolu Pohaku objects in writing to such request in such time period (each such amount, an “R&D Disbursement”). Notwithstanding the foregoing sentence, the Parties agree that the 2010 R&D Fee Installment shall be disbursed upon execution of this Agreement and shall be considered an R&D Disbursement for all purposes hereunder. Researcher agrees that a minimum amount of KP Research will be performed in each year of the Agreement as provided in Exhibit B. Researcher further agrees that the payments set forth in this Agreement shall be full and complete compensation for all obligations and deliverables by Researcher under this Agreement and for all inventions, developments and improvements assigned under this Agreement, if any. Researcher specifically agrees that Kolu Pohaku shall not be responsible for any costs of overhead, salaries, materials or other expenses, except as set forth herein. Not later than March 15 of each year, Researcher shall deliver to Kolu Pohaku a certificate of the Chief Financial Officer of Researcher (i) setting forth in reasonable detail the application of the R&D Fee performed to date pursuant to the funding of the KP Research, (ii) demonstrating that not less than 100% of such funding was applied toward the KP Research, and (iii) certifying that the KP Research has not been funded from the proceeds of any other third party agreement such that the third party has ownership of any of the results of the KP Research.

8.          Conditions Precedent to Payment of the 2011 R&D Fee Installment. The payment of the 2011 R&D Fee Installment shall be subject to the satisfaction (or written waiver thereof by Kolu Pohaku) of the following conditions precedent:

8.1           Location. Verification in the form of a certificate from an authorized officer of Researcher that at least Fifty Thousand Dollars ($50,000.00) of the KP Research activity corresponding to the 2010 R&D Fee Installment was performed in 2010 in Hawaii in conjunction with the Research Project for the benefit of and on behalf of Kolu Pohaku, in accordance with the Budget;

8.2           Operations and Funding. Verification in the form of a certificate from an authorized officer of Researcher, supported and accompanied by receipts for each expenditure, that any portion of the 2010 R&D Fee Installment beyond the initial Fifty Thousand Dollars ($50,000.00) of the Research Project that was performed prior to January 10, 2011, was performed in Hawaii, in accordance with the Budget.

9.          License and Royalty Payments.

9.1           Grant of License. In exchange for Researcher’s commitment to pay the Royalty Payments set forth in Section 9.2, Kolu Pokaku hereby grants the License to Researcher.

9.2           Quarterly Royalty Payment. Commencing with an initial payment on March 31, 2015, and continuing through December 31, 2035, at the expiration of each calendar quarter (i.e., March 31, June 30, September 30, December 31, etc.), Researcher, shall pay to Kolu Pohaku a royalty payment of Fifteen Thousand Dollars ($15,000.00) (each a “Royalty Payment”) for the license and use of the results of the KP Research. In the event any Royalty Payment is not paid on or before its due date, interest shall accrue on such amount at the rate of 12% per annum compounded annually.

10.         Exchange of Information. During the Term the Parties shall consult as necessary and shall exchange any information reasonably necessary to achieve the purposes of this Agreement. Kolu Pohaku and Researcher will, upon the reasonable request of the other Party, arrange meetings of their respective personnel, at reasonable times and places, to review the progress of the KP Research and Researcher’s research and development efforts in the Research Project as a whole.

11.         Disclosure and Ownership of Developments.

11.1         KP Research. Researcher shall disclose and transfer to Kolu Pohaku all inventions, developments and/or improvements (a) arising out of the performance of this Agreement, or (b) arising out of the KP Research and conceived by Researcher’s employees, consultants, independent contractors, agents or other personnel. Kolu Pohaku shall own the results of the KP Research, as set forth herein.

11.2         Research Project. Except for the results of the KP Research, Researcher shall own the results of the Research Project.

11.3         Inventions. Any inventions, developments or improvements (a) arising out of the performance of this Agreement or (b) arising out of the KP Research and conceived by employees, consultants, independent contractors, agents or other personnel of Researcher during this Agreement or within six (6) months after termination or expiration of this Agreement, shall be the property of Kolu Pohaku. Researcher shall have all its employees, consultants, independent contractors, agents and other personnel with access to such inventions, developments or improvements sign agreements to transfer all their rights in and to such inventions, developments or improvements to Researcher prior to having such personnel work under this Agreement. All expenses involved in obtaining any such patent shall be borne by Researcher. Researcher agrees that none of its personnel who will perform work under this Agreement will be under any obligation to transfer, assign or license any inventions, developments or improvements to any third parties. Notwithstanding the foregoing, in the event of a material breach of this Agreement by Researcher, Kolu Pohaku shall be granted a royalty free and exclusive perpetual license of the work product of Researcher relating to the KP Research, in addition to any other remedies provided for herein.

12.         Confidential Information. It is understood that any Confidential Information owned by either Party prior to this Agreement and transmitted to the other Party prior to this Agreement shall remain the property of the Provider. It is further understood that any inventions, developments, improvements or other information conceived or developed pursuant to this Agreement shall be “Confidential Information” and shall be the sole property of Kolu Pohaku. Both Parties shall take all reasonable precautions to maintain the Confidential Information in the strictest confidence, including restricting access to the Confidential Information to those persons in their respective organizations with a need to know the Confidential Information. Both Parties shall also take all reasonable precautions to advise their employees, consultants, independent contractors, agents and other personnel who have access to the Confidential Information of this confidentiality obligation and to require that they execute appropriate agreements to protect the confidentiality of the Confidential Information.

13.         Miscellaneous.

13.1         Notices. Notices required under this Agreement shall be in writing and shall be sent to by overnight courier, hand delivery, mail, telecopier or other reliable electronic means to the intended recipient of such notice at the address previously provided by such person. Any such notice so sent shall be deemed to have been given (i) upon delivery if given by overnight couriers or hand delivery, (ii) three business days after depositing the notice in the U.S. mails, or (iii) upon confirmation if given by telecopier or other reliable electronic means.

13.2         Application of Hawaii Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Hawaii. Any dispute between the parties arising out of or in connection with this Agreement will be resolved exclusively by the State and Federal courts located in the State of Hawaii and having appropriate jurisdiction over the Parties.

13.3         Litigation Expenses. If a Party resorts to litigation to remedy a breach of this Agreement by the other Party, then the prevailing Party in the litigation, in addition to any other remedies available to said Party under this Agreement or by law, may collect its attorneys’ fees and other costs and expenses of such litigation.

13.4         Amendments. This Agreement may not be amended except by the written agreement of all Parties.

13.5         Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.6         Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.7         Counterparts. This Agreement may be executed in one or more counterparts each of which shall for all purposes be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

13.8         Gender. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

13.9         Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement and by applicable law, their respective successors and assigns.

13.10         Creditors and Other Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of a Party or by other third parties.

13.11         No Party Deemed Drafter. The Parties agree that no Party shall be deemed to be the drafter of this Agreement and further that in the event that this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any Party as the drafter of the Agreement.

13.12         Assignment. No assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both Parties hereto.

13.13         Remedies in Equity. The rights and remedies of any Party hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each Party confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other for a breach or threatened breach of any provisions hereof, it being the intention by this Section to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

13.14         Authority to Enter into Agreement. By execution of this Agreement below, each Party represents and covenants that it has all necessary legal right, power, and authority to enter into and perform this Agreement. The execution and delivery by each Party of this Agreement and the performance by the Party of its obligations hereunder have been duly authorized and approved by all requisite corporate action or otherwise. This Agreement has been executed and delivered by a duly authorized officer or representative of the Party, and constitutes a valid and legally binding obligation of the Party, enforceable against the Party in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies). Neither the execution and delivery of this Agreement by the Party, nor the consummation by the Party of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Party’s governing documents or of any statute or administrative regulation, or of any order, writ, injunction, judgment, or decree of any court or governmental authority or of any arbitration award to which the Party is a party or by which the Party is bound.

13.15         Survival. The Parties’ obligations under Sections 11, 12 and 13 shall survive termination of this Agreement for any reason.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in duplicate by their duly authorized representatives.

KOLU POHAKU TECHNOLOGIES, LLC

By	/s/ Thomas Adamek
Its	President

KOLU POHAKU MANAGEMENT, LLC

By	/s/ Thomas Adamek
Its	President

RITTER PHARMACEUTICALS, INC.

By	/s/ Andrew J. Ritter
Its

Exhibit A

Description of KP Research to be performed on behalf of and for the benefit of Kolu Pohaku

[Description of Annual R&D Activities (2010-2014) and Budgets attached hereto]

The KP Research that the Researcher will perform pursuant to the Agreement will be based on and add to or supplement the Research Project described above. The KP Research will be maintained and conducted separately. The details and scope of the research that will constitute KP Research will be provided to Kolu Pohaku in Researcher’s regular reporting and the scope will be directed and further defined based on the results that are achieved.

Description of Annual R&D Activities (2010-2014) and Budgets

	2010	2011	Total
	$	$	$

Clinical Supply	$60,000	$15,000	$75,000

Clinic	$37,555	$365,200	$402,755
Subject Cost (Attachment A)	$10,000	$265,000	$275,000
Parking Hawaii	$1,000	$6,000	$7,000
Screen Failure	$5,000	$47,000	$52,000
IRB Fees	$1,155	$-	$1,155
Recruitment Allowance	$10,000	$23,000	$33,000
Start-up Fees	$5,400	$-	$5,400
HBT Machines	$-	$1,200	$1,200
Validation Study	$5,000	$20,000	$25,000
Archiving Fees	$-	$3,000	$3,000

Clinical Research Organization	$14,500	$229,000	$243,500
Project Management	$5,000	$60,000	$65,000
Trial Master File	$-	$-	$-
Data Management (Attachment B)	$5,000	$17,500	$22,500
Statistical Programming (Attachment B)	$-	$-	$-
Statistical Programming (Attachment B)	$2,000	$22,000	$24,000
Clin Study Report (Attachment B)	$-	$8,000	$8,000
Teleconferences/Team Meetings (Attachment B)	$1,000	$2,000	$3,000
Medical Monitor (Jon Ruckle)	$-	$25,000	$25,000
Clinical Monitoring	$-	$96,000	$96,000
Administrative Set-up/Site Management	$1,500	$10,100	$11,600
Initiation Visit	$-	$12,000	$12,000
Process Monitoring Visit	$-	$12,800	$12,800
Routine Monitoring Visit	$-	$30,400	$30,400
Close-Out Visit	$-	$11,200	$11,200
Pass-through Estimates	$-	$18,000	$18,000

General Expenses	$-	$33,000	$33,000
Liability Insurance	$-	$18,000	$18,000
Travel	$-	$15,000	$15,000

Totals	$112,055	$642,200	$754,255

*Expenses based on estimated performed work

Exhibit B

Minimum Annual KP Research

Calendar Year	Annual Minimum KP Research to be performed

2010	$50,000

2011	$400,000

2012	$37,500

2013	$37,500

2014	$37,500